Earth Science Tech, Inc.
2255 Glades Road   Suite# 324A
Boca Raton, FL 33431

A special meeting of the Board of Directors of Earth Science Tech, Inc. was held at the Florida offices of the Corporation at 2255 Glades Road, Boca Raton, Florida 33431 on December 23, 2014 at 2:20 P.M.

The following directors having been present:  Harvey Katz, Chairman.

The meeting was held to approve the following issuance of 5,200,000Preferred Class A  Restricted Stock  on accordance with the  approval of the Resolution “ Section B- Addendum A on July 18, 2014 by the this Board and Majority shareholders into the Minutes: Section B –Addendum is quoted below;

Section…

B:	Addendum “A: (Revised 7-17-2014)

On March 24, 2014, Ultimate Novelty Sports, Inc. entered into a Founders Agreement with Majorca Group, Ltd., a Marshall Islands Corporation.  The Founder Agreement provides that in exchange for issuance of 25,000,000 of the Company’s common shares, that Majorca Group shall provide services.  After two months of negotiations the following has been accepted:

This addendum is an extension of the services that the Majorca Group, Ltd. will perform:

1.	Majorca Group to insert over 3000 linked sites for the leafstrain.com Website.
2.	Majorca Group to continue ongoing consulting and to bring in other types of contracts and business that will enhance the value of Earth Science Tech, such as retail outlets, etc.

If accomplished, these additional services will be paid at a onetime flat rate of five million two hundred thousand (5,200,000) Preferred Class “A” stock, at the original price of the initial contract for the 25,000,000 common shares, which were issued at .50 per share.  The additional reason for this price is that there is no market at this time for EST shares and will be Restricted for one (1) year.

These shares will be issued only after realization of the LeafStrain.com website going live. Majorca will not be entitled to any other compensation of any type for a period of twelve (12) months.

Earth Science Tech, Inc.
2255 Glades Road   Suite# 324A
Boca Raton, FL 33431

There being no further business for the Board this meeting was adjourned.

Earth Science Tech, Inc.

/Harvey Katz
HARVEY KATZ, Ph.D.
CEO, Director